UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2016 (January 21, 2016)

CCA Industries, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31643	04-2795439
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 CHALLENGER RD. RIDGEFIELD PARK, NEW JERSEY	07660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 935-3232

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers

Rick Kornhauser stepped down as Chief Executive Officer and President of the Company as per the Settlement Agreement and General Release with the Company signed on January 21, 2016. The Settlement Agreement and General Release provided for Mr. Kornhauser's employment to end retroactively on January 15, 2016. Mr. Kornhauser also resigned from the board of directors, as per a letter received by the Company and effective January 21, 2016. Mr. Kornhauser stated in his resignation letter that his resignation was not the result of any disagreements with the Company.

Lance T. Funston was appointed Chief Executive Officer of the Company, effective with Mr. Kornhauser's departure, in addition to his responsibilities as Chairman of the Board. Lance T. Funston was elected Chairman of the Board in August 2015.  Mr. Funston also serves as Chairman and CEO of Ultimark Products, LLC which he founded in 2000. The consumer products company manufactures and distributes Prell®, Denorex®, Zincon® and Porcelana®. In 1993 he founded TelAmerica Media, a media aggregator representing over 90% of the cable television industry. In 2008, 85% of the company was sold to Cross MediaWorks, Inc., the balance was sold to the Lee Group in 2013.

Mr. Funston attended the University of Houston and received his Bachelor of Science degree in 1967. In 1967, Mr. Funston was appointed Assistant to the Director of the Federal Deposit Insurance Corporation by President Lyndon Johnson, and subsequently as special assistant to a governor of the Federal Reserve Board. Mr. Funston attended Harvard Business School, receiving his MBA in 1970. During his tenure at Harvard, he founded Portfolio Management Systems Incorporated, which developed investment management systems for major financial institutions including: John Hancock, Fidelity Mutual, American General, Sun Life, and Bank of America. In 1973 Portfolio Management created a private real estate equity fund in Houston, Texas and developed residential and commercial properties during a 10 year period. He also served as a board member of the United States Bobsled and Skeleton Federation from 1992 to 1996. In 2007, Lance and his wife, Christina, founded the Save a Mind Foundation, a 501(c)3 federal non-profit organization that assists at-risk youth in grades 5-8 to stay in school with their innovative Win/Win Program.

Mr. Funston will be paid $350,000 per annum as Chief Executive Office of the company. There is no written employment agreement with Mr. Funston.

On September 5, 2014, the Company entered into a Loan and Security Agreement (the “Agreement”) with
Capital Preservation Solutions, LLC (“Capital”) for a $5,000,000 working capital line of credit and a term loan for working capital purposes not to exceed $1,000,000. Capital Preservation Solutions, LLC is owned by Lance Funston, who also is the managing partner of Capital Preservations Holdings, LLC which owns common stock and all of the Company's Class A common stock. Contemporaneously with the signing of the Agreement, the Company issued a Warrant to Purchase Common Stock (the “Warrant”) to Capital whereby Capital may acquire upon exercise of the Warrant 1,892,744 shares of the Company’s Common Stock. The Warrant may be exercised in whole or in part at any time during the exercise period which is five years from the date of the Warrant. The Warrant bears a purchase price of $3.17 per share, subject to adjustments. The loan principal was paid off, together with accrued interest on December 4, 2015, when the Agreement terminated. Interest and amortized financing costs in the amount of $1,735,967 for the twelve months ended November 30, 2015 was incurred to Capital and is recorded on the consolidated statement of operations as interest expense to a related party.

The Company also signed an agreement in December 2014 with Funston Media Management Services, Inc.,

which is owned by Lance Funston. The agreement provides for Funston Media Management Services, Inc. to provide consumer advertising purchasing services and brand management. The agreement ended on November 19, 2015. The Company paid Funston Media Management Services, Inc. $180,000 during the fiscal year ended November 30, 2015.

Under the terms of the settlement agreement with Mr. Kornhauser, the Company will pay $280,000 in four payments of $70,000 each to Mr. Kornhauser, with the first payment due no later than January 28, 2016, and subsequent payments every three months until paid in full.

Furnished as Exhibit 10.1 is a copy of the Settlement Agreement and General Release between Richard Kornhauser and the Company. Furnished as Exhibit 99.1 is a copy of the press release issued by the Company on January 21, 2016 announcing that Richard Kornhauser stepped down as Chief Executive Officer and President, retroactively on January 15, 2016 and director of the Company effective January 21, 2016. The press release also announced that Lance Funston has been appointed Chief Executive Officer of the Company, effective the same date, in addition to his responsibilities as Chairman of the Board.

Item 9.01 Exhibits

The following exhibits are annexed hereto:

10.1 Settlement Agreement and General Release between Richard Kornhauser and CCA Industries, Inc.
99.1 Press release issued January 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 Dated:             January 25, 2016

CCA Industries, Inc. x

By: /s/  Stephen A. Heit
Stephen A. Heit
Executive Vice President
Chief Financial Officer